EXHIBIT 99.1

Integrated Cannabis Solutions, Inc. Is excited to welcome UFC legend and Film Star Oleg

Taktarov to the advisory board and as a Brand Ambassador.

December 6, 2022 - Coconut Creek, FL Integrated Cannabis Solutions, Inc. (“Integrated Cannabis” or the “Company”) (OTCPINK: IGPK) is pleased to share the following update.

Oleg Nikolaevich Taktarov, a former UFC Champion and Actor, a practitioner of Sambo and Judo, and having competed in the Ultimate Fighting Championship and Pride Fighting Championships, has been appointed to the Company’s Advisory Board and as a Brand Ambassador.

Matt Dwyer, Integrated Cannabis’ CEO: “We couldn’t be more excited to have on board Mr. Taktarov as one of our ambassadors, trusted advisors & liaison to the Entertainment Industry and Mixed Martial Arts (MMA) community. His experiences in his personal life and professional career bring so much to the table. IGPK, through Houdini Labs, is working on a line of therapeutics for chronic pain and inflammation. Many UFC fighters battle with chronic pain from years of training and combat. Our hopes are that Oleg will be an amazing liaison to not only the UFC and Hollywood but to everyone fighting with pain. We feel Oleg will be a great Brand Ambassador to promote our wellness products and the launch of our new sports apparel line through Consolidated Apparel.

After retiring from mixed martial arts, Oleg focused on his acting career and starred in the movies Air Force One, Bad Boys II, and National Treasure. In 2022, he played The Man from Moscow in the film The Man from Toronto, starring Kevin Hart & Woody Harrelson. These days, Oleg has transitioned his fighting spirit and star power into being a Champion for Wonderful Causes the world over.

The Company, in compliance with SEC regulations, will use social media outlets like Facebook or Twitter and its own website at www.igpk.org to announce key information in compliance with Regulation FD.

Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27(a) of the United States Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements include, among other things, the relative growth of the Company’s future business, target markets, demand for products and services, and business strategy. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations, or intentions will prove to be accurate. No information in this press release should be construed in any manner whatsoever as an indication of our future revenues, financial condition, or stock price.

Investor Relations:

Matthew Dwyer

matt@igpk.org

www.igpk.org

Twitter @IGPKOTC

954-906-0098